UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Ingram Micro Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

For More Information Contact:

Investors:

Damon Wright

(714) 382-5013

damon.wright@ingrammicro.com

INGRAM MICRO REPORTS FOURTH QUARTER FINANCIAL RESULTS

IRVINE, Calif., Feb. 25, 2016- Ingram Micro Inc. (NYSE: IM) today announced financial results for the fourth quarter ended Jan. 2, 2016.

“We had a solid close to a strong year of execution, and we are pleased with the progress we are making against our strategic initiatives,” said Alain Monié, Ingram Micro CEO. “We are excited about our pending transaction to join HNA Group, as we will have the opportunity to even better serve our vendor and customer partners and help them achieve their business objectives. Upon the closing of the transaction announced last week, we expect to have the ability to accelerate our investments, both organically and through M&A, to enhance and add to our capabilities in high value IT solutions, mobility lifecycle services, commerce and fulfillment solutions and cloud, while also continuing to extend our geographic reach.”

Fourth Quarter Results of Operations

Worldwide fourth quarter sales were $11.3 billion, down 19 percent in U.S. dollars and down 13 percent on a currency neutral basis, when compared to worldwide sales of $14 billion in the 2014 fourth quarter. As highlighted on the company’s 2015 third quarter earnings call, last year’s fiscal fourth quarter benefited from approximately $900 million related to an additional week of sales and also benefited from approximately $500 million in North American mobility distribution business that the company elected to exit this year due to profitability levels that did not meet the company’s objectives. The company also negotiated a favorable change in contract terms for some of its high volume European fulfillment business, which led to recognizing the revenue on a net basis versus a gross basis as it did last year, which had a negative impact of approximately $300 million on 2015 fourth quarter worldwide sales.

Cash flow from operations for the 2015 fourth quarter was $500 million, bringing total cash flow from operations for the 2015 full year to $1.5 billion. Cash flow benefited from the reduction in revenues and strong global execution on the company’s working capital improvement program, which helped reduce working capital days at the end of the 2015 fourth quarter to 21, a 4 day improvement from the 2015 third quarter and year-over-year.

2015 fourth quarter non-GAAP operating margin was 2.11 percent, up from 1.77 percent last year. 2015 fourth quarter non-GAAP operating income of $239 million was down only modestly when compared to non-GAAP operating income of $247 million in the year earlier period, despite significant foreign currency headwinds and one less week of sales as noted above. GAAP operating income for the 2015 fourth quarter was $196 million, or 1.73 percent of sales, compared to $201 million, or 1.44 percent of sales, in the 2014 fourth quarter.

2015 fourth quarter non-GAAP earnings were $1.01 per diluted share, up 3 percent when compared to 2014 fourth quarter earnings of 98 cents per diluted share, and up 13 percent on a currency neutral basis. Compared to the same period in 2014, the translation of foreign currencies negatively impacted 2015 fourth quarter non-GAAP earnings by 10 cents per diluted share. 2015 fourth quarter GAAP net income was $141 million, or 93 cents per diluted share. This compares to GAAP net income of $119 million, or 74 cents per diluted share, in the year-earlier period.

Key 2015 fourth quarter business highlights:

•	North America revenue was $4.7 billion with non-GAAP operating margin of 2.62 percent and GAAP operating margin of 2.14 percent. Europe revenue was $3.4 billion with non-GAAP operating margin of 1.58 percent and GAAP operating margin of 1.33 percent. Asia Pacific revenue was $2.5 billion with non-GAAP operating margin of 2.20 percent and GAAP operating margin of 2.01 percent. Latin America revenue was $0.8 billion with non-GAAP operating margin of 2.58 percent and GAAP operating margin of 2.36 percent.

•	Return on invested capital for the 2015 full year was 10.7 percent on a non-GAAP basis, nearly 300 basis points above the company weighted average cost of capital. Return on invested capital on a GAAP basis was 6.9 percent.

•	During the quarter, Ingram Micro added to its expertise and capabilities across its key strategic initiatives, closing the following acquisitions:

•	Commerce and fulfillment solutions provider DocData, one of the leading European providers of order fulfillment, returns logistics and online payment services;

•	Sao Paulo, Brazil-based Grupo AÇÃO, one of Latin America’s leading providers of critical value-add IT solutions with a portfolio of higher value products, including those from strategic vendors such as IBM, Oracle, Red Hat, EMC and VMware, and solutions offerings including integration services, sales support and financial services; and

•	Cloud-focused Parallels Odin Service Automation platform.

•	Ingram Micro repurchased 1.7 million shares during the 2015 fourth quarter for a total cost of $53 million.

•	Ingram Micro’s U.S. operations raised nearly $700,000 for local charities resulting from fund-raising events in New York and California.

As noted in the press release issued on February 17, 2016, the company has suspended its quarterly dividend payment and its share repurchase program prior to the closing of the company’s pending acquisition by Tianjin Tianhai Investment Company, Ltd. (Tianjin Tianhai) whereby the company will join HNA Group.

Conference Call and Webcast

As noted in the press release issued on February 17, 2016, due to the company’s pending acquisition by Tianjin Tianhai whereby the company will join HNA Group, the company will not be holding a conference call to discuss its 2015 fourth quarter financial results nor will it be providing an outlook for the 2016 first quarter or for the 2016 full year.

Non-GAAP Disclosures

In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share and non-GAAP return on invested capital. These non-GAAP measures exclude charges associated with reorganization, acquisitions, integration and transition costs, including those associated with the company’s previously announced cost savings programs, and the amortization of intangible assets. These non-GAAP financial measures also exclude a charge related to an impairment of internally developed software resulting from the company’s decision to stop its global ERP deployment and a charge for an estimated settlement of employee related taxes assessed in Europe in 2015 and a benefit related to the receipt of an LCD flat panel class action settlement in 2014. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity. In 2015, non-GAAP net income and non-GAAP earnings per diluted share also exclude the non-cash benefit related to the release of valuation allowance in our Brazilian subsidiary.

The non-GAAP measures noted above are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently. The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

A reconciliation of GAAP to non-GAAP financial measures for the periods presented is attached to this press release.

About Ingram Micro Inc.

Ingram Micro helps businesses realize the promise of technology™. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. More at www.ingrammicro.com ..

Additional Information

In connection with the proposed merger, Ingram Micro will file a proxy statement with the Securities and Exchange Commission (the “ SEC “). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement (when available) and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the “Investors” section of Ingram Micro’s website or by contacting Ingram Micro’s investor relations department via e-mail at damon.wright@ingrammicro.com.

Participants in the Solicitation

Ingram Micro and its directors, executive officers and other members of its management and employees as well as Tianjin Tianhai and the HNA Group and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Ingram Micro’s stockholders with respect to the merger. Information about Ingram Micro’s directors and executive officers and their ownership of Ingram Micro’s common stock is set forth in the proxy statement for Ingram Micro’s 2015 Annual Meeting of Stockholders and Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Ingram Micro’s directors and executive officers in the merger, which may be different than those of Ingram Micro’s stockholders generally, by reading the proxy statement (when available) and other relevant documents regarding the merger, which will be filed with the SEC.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this communication that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) our acquisition and investment strategies may not produce the expected benefits, which may adversely affect results of operations; (2) changes in macro-economic and geopolitical conditions can affect our business and results of operations; (3) failure to retain and recruit key personnel would harm our ability to meet key objectives; (4) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches, or other cyber-attacks and security risks to our associates, could adversely disrupt our business and harm our reputation and net sales; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) we may become involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees; (7) our failure to adequately adapt to industry changes could negatively impact our future operating results; (8) we continually experience intense competition across all markets for our products and services; (9) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (11) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (12) our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (13) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (14) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (15) Our failure to comply with the requirements of environmental regulations could adversely affect our business; (16) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (17) changes in accounting rules could adversely affect our future operating results; (18) our quarterly results have fluctuated significantly; (19) despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies; (20) the possibility of our acquisition by Tianjin Tianhai / the HNA Group not being timely completed, if completed at all; and (21) prior to the completion of our acquisition by Tianjin Tianhai / the HNA Group, our business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with vendors, customers, licensees, other business partners or governmental entities, or retain key employees. We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings, and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10K.

# # #

© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	January 2, 2016	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$935,267	$692,777
Trade accounts receivable, net	5,663,754	6,115,328
Inventory	3,457,016	4,145,012
Other current assets	475,813	532,406

Total current assets	10,531,850	11,485,523
Property and equipment, net	381,414	432,430
Goodwill	843,001	532,483
Intangible assets, net	374,674	318,689
Other assets	176,321	62,318

Total assets	$12,307,260	$12,831,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,353,511	$6,522,369
Accrued expenses	620,501	542,038
Short-term debt and current maturities of long-term debt	134,103	372,026

Total current liabilities	7,108,115	7,436,433
Long-term debt, less current maturities	1,097,273	1,096,889
Other liabilities	134,086	132,295
Total liabilities	8,339,474	8,665,617
Stockholders’ equity	3,967,786	4,165,826

Total liabilities and stockholders’ equity	$12,307,260	$12,831,443

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended
	January 2, 2016	January 3, 2015
Net sales	$11,312,268	$13,956,218
Cost of sales	10,538,845	13,180,915

Gross profit	773,423	775,303

Operating expenses:
Selling, general and administrative	550,188	544,205
Amortization of intangible assets	14,912	15,822
Reorganization costs	7,075	14,308
Impairment of internally developed software	5,145	—

	577,320	574,335

Income from operations	196,103	200,968

Other expense (income):
Interest income	(479)	(1,100)
Interest expense	20,067	23,322
Net foreign currency exchange loss	590	5,413
Other	5,767	2,394

	25,945	30,029

Income before income taxes	170,158	170,939
Provision for income taxes	28,957	51,928

Net income	$141,201	$119,011

Diluted earnings per share	$0.93	$0.74

Diluted weighted average shares outstanding	151,826	159,948

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	January 2, 2016	January 3, 2015
Net sales	$43,025,852	$46,487,426
Cost of sales	40,314,560	43,821,709

Gross profit	2,711,292	2,665,717

Operating expenses:
Selling, general and administrative	2,076,528	2,025,948
Amortization of intangible assets	62,138	58,962
Reorganization costs	36,309	93,545
Impairment of internally developed software	121,001	—

	2,295,976	2,178,455

Income from operations	415,316	487,262

Other expense (income):
Interest income	(3,129)	(4,882)
Interest expense	81,866	77,728
Net foreign currency exchange loss	27,130	4,260
Other	13,023	15,405

	118,890	92,511

Income before income taxes	296,426	394,751
Provision for income taxes	81,321	128,060

Net income	$215,105	$266,691

Diluted earnings per share	$1.37	$1.67

Diluted weighted average shares outstanding	156,596	159,452

Ingram Micro Inc.

Consolidated Statement of Cash Flows

(Amounts in 000s)

(Unaudited)

	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	January 2, 2016	January 3, 2015
Cash flows from operating activities:
Net income	$215,105	$266,691
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	153,144	146,028
Stock-based compensation	39,893	36,022
Excess tax benefit from stock-based compensation	(5,154)	(5,572)
Write-off of assets	—	12,855
Gain on sale of property and equipment	(2,222)	(1,684)
Impairment of internally developed software	121,001	—
Noncash charges for interest and bond discount amortization	2,917	2,425
Deferred income taxes	(29,158)	(29,282)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	399,538	(601,083)
Inventory	596,493	(405,611)
Other current assets	(40,879)	(24,268)
Accounts payable	3,950	252,977
Change in book overdrafts	(28,305)	52,486
Accrued expenses	29,630	(192,086)

Cash provided (used) by operating activities	1,455,953	(490,102)

Cash flows from investing activities:
Capital expenditures	(122,918)	(88,651)
Sale (purchase) of marketable securities, net	5,000	(187)
Proceeds from sale of property and equipment	1,223	67,470
Cost-based investment	—	(10,000)
Acquisitions and earn-out payments, net of cash acquired	(479,348)	(40,924)

Cash used by investing activities	(596,043)	(72,292)

Cash flows from financing activities:
Proceeds from exercise of stock options	17,115	19,334
Repurchase of Class A Common Stock	(259,027)	—
Excess tax benefit from stock-based compensation	5,154	5,572
Net proceeds from issuance of senior unsecured notes, net of issuance costs	—	494,995
Other consideration for acquisitions	(2,358)	—
Dividends paid to shareholders	(30,182)	—
Net proceeds from (repayments of) revolving credit facilities	(307,886)	99,789

Cash provided (used) by financing activities	(577,184)	619,690

Effect of exchange rate changes on cash and cash equivalents	(40,236)	(38,909)

Increase in cash and cash equivalents	242,490	18,387
Cash and cash equivalents, beginning of year	692,777	674,390

Cash and cash equivalents, end of year	$935,267	$692,777

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in Millions)

(Unaudited)

	Thirteen Weeks Ended January 2, 2016
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Impairment of Internally Developed Software	Consolidated Total
Net Sales	$4,663.5	$3,378.7	$2,512.2	$757.9	$—	$—	$11,312.3

GAAP Operating Income	$99.7	$44.8	$50.4	$17.9	$(11.6)	$(5.1)	$196.1
Reorganization, integration and transition costs	14.3	4.7	2.9	1.2	—	—	23.1
Amortization of intangible assets	8.4	4.0	2.0	0.5	—	—	14.9
Impairment of internally developed software	—	—	—	—	—	5.1	5.1

Non-GAAP Operating Income	$122.4	$53.5	$55.3	$19.6	$(11.6)	$—	$239.2

GAAP Operating Margin	2.14%	1.33%	2.01%	2.36%			1.73%
Non-GAAP Operating Margin	2.62%	1.58%	2.20%	2.58%			2.11%

	Fourteen Weeks Ended January 3, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation		Consolidated Total
Net Sales	$6,041.7	$4,186.0	$2,964.8	$763.7	$—		$13,956.2

GAAP Operating Income	$124.2	$34.2	$37.3	$16.6	$(11.3)		$201.0
Reorganization, integration and transition costs	12.3	16.4	2.4	1.4	—		32.5
Amortization of intangible assets	11.5	2.7	1.4	0.2	—		15.8
LCD class action settlement	(2.8)	—	—	—	—		(2.8)

Non-GAAP Operating Income	$145.2	$53.3	$41.1	$18.2	$(11.3)		$246.5

GAAP Operating Margin	2.06%	0.82%	1.26%	2.17%			1.44%
Non-GAAP Operating Margin	2.40%	1.27%	1.39%	2.38%			1.77%

Ingram Micro Inc.

Supplementary Information

Income from Operations - Reconciliation of GAAP to Non-GAAP Information

(Amounts in Millions)

(Unaudited)

	Fifty-two Weeks Ended January 2, 2016
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Impairment of Internally Developed Software	Consolidated Total
Net Sales	$18,200.7	$12,236.5	$10,066.1	$2,522.6	$—	$—	$43,025.9

GAAP Operating Income	$323.3	$65.7	$144.8	$42.4	$(39.9)	$(121.0)	$415.3
Reorganization, integration and transition costs	42.9	20.6	12.2	4.7	—	—	80.4
Amortization of intangible assets	37.3	15.3	7.7	1.8	—	—	62.1
Impairment of internally developed software	—	—	—	—	—	121.0	121.0
Estimated settlement of employee related taxes	—	4.7	—	—	—	—	4.7

Non-GAAP Operating Income	$403.5	$106.3	$164.7	$48.9	$(39.9)	$—	$683.5

GAAP Operating Margin	1.78%	0.54%	1.44%	1.68%			0.97%
Non-GAAP Operating Margin	2.22%	0.87%	1.64%	1.94%			1.59%

	Fifty-three Weeks Ended January 3, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation		Consolidated Total
Net Sales	$19,929.1	$14,263.4	$9,991.2	$2,303.7	$—		$46,487.4

GAAP Operating Income	$343.5	$28.2	$108.8	$42.8	$(36.0)		$487.3
Reorganization, integration and transition costs	52.2	78.0	6.9	2.5	—		139.6
Amortization of intangible assets	41.1	11.4	5.6	0.8	—		58.9
LCD class action settlement	(9.4)	—	—	—	—		(9.4)

Non-GAAP Operating Income	$427.4	$117.6	$121.3	$46.1	$(36.0)		$676.4

GAAP Operating Margin	1.72%	0.20%	1.09%	1.86%			1.05%
Non-GAAP Operating Margin	2.14%	0.82%	1.21%	2.00%			1.46%

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions, except per share data)

(Unaudited)

	Thirteen Weeks Ended January 2, 2016
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$141.2	$0.93
Reorganization, integration and transition costs	13.1	0.09
Amortization of intangible assets	11.1	0.07
Impairment of internally developed software	3.1	0.02
Pan-Europe foreign exchange gain	(1.5)	(0.01)
Release of Brazil valuation allowance	(14.3)	(0.09)

Non-GAAP Financial Measure	$152.7	$1.01

	Fourteen Weeks Ended January 3, 2015
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$119.0	$0.74
Reorganization, integration and transition costs	27.3	0.17
Amortization of intangible assets	11.2	0.07
LCD class action settlement	(2.0)	(0.01)
Pan-Europe foreign exchange loss	0.5	0.01

Non-GAAP Financial Measure	$156.0	$0.98

(a)	Amounts above are net of applicable income taxes and per share impacts are calculated by dividing net income amount by the diluted weighted average shares outstanding of 151.8 and 159.9 for the thirteen weeks ended January 2, 2016 and fourteen weeks ended January 3, 2015, respectively.

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions, except per share data)

(Unaudited)

	Fifty-two Weeks Ended January 2, 2016
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$215.1	$1.37
Reorganization, integration and transition costs	55.2	0.36
Amortization of intangible assets	45.5	0.29
Impairment of internally developed software	102.8	0.66
Estimated settlement of employee related taxes	3.5	0.02
Pan-Europe foreign exchange loss	3.7	0.02
Release of Brazil valuation allowance	(14.3)	(0.09)

Non-GAAP Financial Measure	$411.5	$2.63

	Fifty-three Weeks Ended January 3, 2015
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$266.7	$1.67
Reorganization, integration and transition costs	112.4	0.71
Amortization of intangible assets	41.8	0.26
LCD class action settlement	(6.7)	(0.04)
Pan-Europe foreign exchange gain	(5.6)	(0.04)

Non-GAAP Financial Measure	$408.6	$2.56

(a)	Amounts above are net of applicable income taxes and per share impacts are calculated by dividing net income amount by the diluted weighted average shares outstanding of 156.6 and 159.5 for the fifty-two weeks ended January 2, 2016 and fifty-three weeks ended January 3, 2015, respectively.

Ingram Micro Inc.

Supplementary Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts in Millions)

(Unaudited)

	Fifty-two Weeks Ended January 2, 2016
	As Reported Under GAAP	Special Items*	Non-GAAP Financial Measure
Income from operations	$415.3	$268.2	$683.5
Effective tax rate	27.4%	34.2%	27.8%
NOPAT (a)	$317.0	$176.4	$493.4
Average invested capital (b)	$4,594.7		$4,594.7
Return on invested capital (c)	6.9%		10.7%

(a)	NOPAT is net operating profit after tax for the trailing twelve month period ended January 2, 2016, and is calculated by reducing income from operations by the effective tax rate for the period (provision for income taxes divided by income before income taxes).
(b)	Average invested capital equals the average of equity plus debt less cash as of the beginning and end of each quarter in the period.
(c)	Return on invested capital is defined as the trailing twelve months net operating profit after tax divided by the average invested capital.
*	Special items include reorganization, acquisitions, integration and transition costs, including those associated with the company’s previously announced cost savings programs, and the amortization of intangible assets. They also include a charge of $121 million related to an impairment of internally developed software resulting from the company’s decision to stop its global ERP deployment and a charge of $4.7 million for an estimated settlement of employee benefit taxes assessed in Europe.